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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-17331 on Form S-8 pertaining to the Broadway Financial Corporation Stock Option Plan for Outside Directors and the Broadway Financial Corporation Long Term Incentive Plan, Registration Statement No. 333-102138 on Form S-8 pertaining to the Broadway Financial Corporation Long Term Incentive Plan, and Registration Statement No. 333-163150 on Form S-8 pertaining to the Broadway Financial Corporation 2008 Long-Term Incentive Plan of our report dated March 28, 2014 relating to the consolidated financial statements appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

Costa Mesa, California
March 31, 2014

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  Exhibit 23.1